Exhibit 99.1

BTU International Reports Third Quarter 2012 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--October 30, 2012--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the third quarter ended on September 30, 2012.

Third quarter net sales were $14.1 million, down 3.2 percent compared to $14.6 million in the preceding quarter, and down 16.2 percent compared to $16.9 million for the same quarter a year ago. Net loss for the third quarter of 2012 was $2.4 million, or ($0.25) per diluted share, compared to a net loss of $2.1 million, or ($0.23) per diluted share, in the preceding quarter, and compared to a net loss of $2.2 million, or ($0.23) per diluted share in the third quarter of 2011.

Net sales for the nine months ended September 30, 2012, were $45.0 million compared to $61.3 million for the first nine months of 2011. Net loss for the first nine months of 2012, was $6.6 million, or ($0.69) per diluted share, compared to a net loss of $0.4 million, or ($0.04) per diluted share for the first nine months of 2011.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Our electronics business continued to be the main contributor, followed by nuclear, to the third quarter revenue. In our solar business, activities predominantly focused on working with solar cell producers on increasing cell efficiencies at a lower cost and new technology applications. We are on target with our development projects for new products in our electronics-assembly and solar cell processing businesses. These products are geared towards reducing processing cost with increased throughput per capital invested. The company has taken additional expense reduction steps to preserve its strong cash position.”

Outlook

“We expect fourth quarter revenues to be in the $13 to $14 million range. Operating results will likely to be affected by factory under-utilization. During the quarter we will incur restructuring expenses impacting results by 2 to 3 cents per share. We believe that longer term, capital investment in solar equipment will return and grow as increased demand starts to balance with capacity. Cost per watt continues to decline and the use of solar as a renewable energy source is increasing. Our electronics business which was strong during the first half of the year, is showing a somewhat lower order intake presently, but is expected to grow over the next year” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2012, in a conference call to be held today, October 30, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A live and archived webcast of the conference call will be available on BTU’s website at www.btu.com.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in the manufacturing of solar cells and nuclear fuel as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the timing and expected benefits of expense reductions, our expectations about capital spending in the solar industry and the expected growth in sales of our electronics products, the return of growth in the solar industry and the company's expected revenues for the fourth quarter of fiscal year 2012. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timing of any scheduled deliveries under our previously announced in-line diffusion equipment orders, the demand for thermal processing equipment, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of October 30, 2012, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

Source: BTU International E

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Net sales	$14,137	$16,865	$45,007	$61,250
Costs of goods sold	10,018	10,506	30,903	36,509

Gross profit	4,119	6,359	14,104	24,741

Operating expenses:
Selling, general and administrative	4,925	6,013	15,578	17,921
Research, development and engineering	1,333	1,914	4,121	5,545
Restructuring	-	352	176	352
Operating income (loss)	(2,139)	(1,920)	(5,771)	923

Interest income	10	21	47	54
Interest expense	(114)	(119)	(346)	(372)
Foreign exchange loss	(3)	(23)	(56)	(172)
Other income	1	6	2	231

Income (loss) before provision for income taxes	(2,245)	(2,035)	(6,124)	664

Provision for income taxes	153	179	430	1,063

Net loss	$(2,398)	$(2,214)	$(6,554)	$(399)

Loss per share:
Basic	$(0.25)	$(0.23)	$(0.69)	$(0.04)
Diluted	$(0.25)	$(0.23)	$(0.69)	$(0.04)

Weighted average number of shares outstanding:
Basic shares	9,515,967	9,462,281	9,506,926	9,418,708
Effect of dilutive options	-	-	-	-

Diluted shares	9,515,967	9,462,281	9,506,926	9,418,708

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
Assets	2012	2011

Current assets
Cash and cash equivalents	$21,029	$18,948
Accounts receivable, net	10,425	12,422
Inventories	13,783	17,510
Other current assets	3,771	2,064

Total current assets	49,008	50,944

Property, plant and equipment, net	4,973	5,650

Other assets, net	81	124

Total assets	$54,062	$56,718

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$395	$379
Trade accounts payable	6,737	3,527
Other current liabilities	5,584	5,404

Total current liabilities	12,716	9,310

Long-term debt, less current portion	7,663	7,956

Total liabilities	20,379	17,266

Total stockholders' equity	33,683	39,452

Total liabilities and stockholders' equity	$54,062	$56,718

CONTACT:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer